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                                                                    Exhibit 99.4

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                                    QUESTIONS
                                        &
                                     ANSWERS

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                              ABOUT THE CONVERSION

                                       AND

                                VOTING YOUR PROXY




                         ------------------------------

                          [Peoples Federal Savings Bank


                                      LOGO]

                         ------------------------------


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                       QUESTIONS AND ANSWERS REGARDING THE
                        CONVERSION AND VOTING YOUR PROXY


PFS Bancorp, Inc., an Indiana corporation (the "Company"), is offering up to 1,520,875 shares of common stock, in connection with the conversion of Peoples Federal Savings Bank from a federally chartered mutual savings bank to a federally chartered stock savings bank pursuant to a Plan of Conversion (the "Plan") adopted by the Board of Directors of Peoples Federal. The simultaneous conversion of Peoples Federal to stock form, the issuance of the Peoples Federal's stock to the Company and the offer and sale of the Company's common stock are collectively referred to herein as the "Conversion."

The Company is offering common stock in the Subscription Offering and nontransferable subscription rights are being granted to certain present and former depositors and other members of Peoples Federal and the employee stock ownership plan ("ESOP") to be established by the Company. Common stock not subscribed for in the Subscription Offering may be offered to the general public in a community offering. All of the common stock offered will be sold at $10.00 per share. The number of shares of common stock to be issued has been determined by an independent appraisal of the estimated pro forma market value of the Company. Peoples Federal has also proposed to establish the PFS Community Foundation which will be dedicated to the promotion of charitable purposes within the communities that Peoples Federal serves.

The Plan and the establishment of the foundation must be approved by the affirmative vote of not less than a majority of the total outstanding votes entitled to be cast at a special meeting of members of Peoples Federal (the "Special Meeting").

At March 31, 2001, Peoples Federal had total assets, deposits and equity of approximately $113.4 million, $95.8 million, and $13.6 million, respectively. Peoples Federal's main office is located in Aurora, Indiana and its telephone number is (812)-926-0631.

The following are questions and answers concerning the Conversion. Please read the enclosed Prospectus for complete details of the offering. For a discussion of certain risk factors that should be carefully considered by prospective investors, see the "Risk Factors" section of the Prospectus.

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Q.       WHAT IS A " CONVERSION"?
A. A Conversion is a change in the legal form of organization from mutual to stock form. Peoples Federal currently operates as a federally chartered mutual savings bank. Upon completion of the Conversion, Peoples Federal will be a federally chartered stock savings bank and a wholly owned subsidiary of the Company which will be owned by the holders of the common stock sold in the offering.

Q.       WHY IS PEOPLES FEDERAL CONDUCTING A CONVERSION?
A. The Board of Directors of Peoples Federal has determined that a conversion to the stock form of ownership is in the best interests of Peoples Federal, its customers and the communities it serves. The Conversion is a strategic step in Peoples Federal's plans to remain a strong, independent, community-oriented financial institution. The Conversion will also provide Peoples Federal's customers the opportunity to purchase common stock of the Company and share in the financial performance of Peoples Federal.

Q.       WILL DEPOSIT ACCOUNTS CONTINUE TO BE FEDERALLY INSURED?
A. Yes. Peoples Federal's deposits are insured up to applicable limits by the Savings Association Insurance Fund administered by the Federal Deposit Insurance Corporation ("FDIC"). The Conversion will have no effect on this insurance coverage.

Q. WILL THE CONVERSION HAVE ANY EFFECT ON PEOPLES FEDERAL'S DEPOSIT ACCOUNTS OR LOANS?
A. The Conversion will not affect the amount, interest rate, or withdrawal rights of deposit accounts. The rights and obligations of borrowers under their loan agreements with Peoples Federal will not be affected.

Q.       WHAT IS A HOLDING COMPANY?
A. A holding company is a corporation that owns other corporations. The Company was formed at the direction of Peoples Federal for the purpose of acquiring all of the common stock of Peoples Federal to be issued in the Conversion. Immediately following the Conversion, the only significant assets of the Company will be the common stock of Peoples Federal, the Company's loan to the ESOP and the portion of the net proceeds from the Conversion retained by the Company.

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Q.       WHO IS ENTITLED TO BUY STOCK IN THE CONVERSION?
A. The shares of common stock of the Company to be issued in the Conversion are being offered in the Subscription Offering in the following order of priority: (1) eligible depositors (account holders with an aggregate deposit balance of $50 or more in an account) as of December 31, 1999; (2) the ESOP; (3) eligible depositors of Peoples Federal as of June 30, 2001; (4) members of Peoples Federal eligible to vote at the Special Meeting; and, (5) directors, officers and employees of Peoples Federal. Common stock not subscribed for in the Subscription Offering may be offered to the general public in a community offering.

Q.       WHAT HAPPENS IF THERE ARE NOT ENOUGH SHARES OF STOCK TO FILL ALL
         ORDERS?
A. If there is an over-subscription, then you may not receive any or all of the shares you want to purchase. If we receive orders for more shares than are available, stock will be allocated according to the priorities defined in the Plan.

Q. WHAT IS THE DEADLINE FOR HOLDERS OF SUBSCRIPTION RIGHTS TO PURCHASE SHARES IN THE OFFERING?
A. To ensure priority in the offering, holders of subscription rights must return the stock order form and payment by no later than 12:00 noon Eastern Daylight Time on _____, 2001, when the subscription rights will expire.

Q.       HOW DO I PAY FOR THE STOCK?
A. Payment in full for common stock in the offering shall be made in United States dollars by check, cashier's check, money order or in cash, if delivered in person. Checks or money orders should be made payable to: PFS Bancorp, Inc. You may also wish to pay by authorizing withdrawal from your Peoples Federal deposit account(s). You will not be charged interest penalties for early withdrawals from certificate accounts for the purchase of common stock in the Conversion.

Q.       WILL I RECEIVE INTEREST ON FUNDS I SUBMIT FOR STOCK IN THE OFFERING?
A. Yes. Subscriptions paid by any form other than a withdrawal from a deposit account at Peoples Federal will earn interest at Peoples Federal's passbook rate, currently ___% annual percentage yield, for the period from receipt of the payment by Peoples Federal to the date on which the sale of the common stock is completed or the Conversion is terminated, whichever occurs earlier. Payments made by authorization of withdrawal from an account at Peoples Federal will continue to earn interest at the applicable rate for the account until the sale of the common stock is competed or the Conversion is terminated.

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Q.       WILL I BE CHARGED A COMMISSION?
A. No. You will not be charged a commission for common stock purchased during the Subscription Offering or the community offering.

Q.       WILL THE FEDERAL DEPOSIT INSURANCE CORPORATION INSURE THE COMMON STOCK?
A. No. The common stock will not be insured by the FDIC or any other governmental agency.

Q.       CAN I ORDER COMMON STOCK FOR MY IRA OR KEOGH PLAN?
A. You must determine if your IRA or Keogh Plan allows for stock investments. Please consult your IRA or Keogh representative regarding the purchase of common stock. The IRA accounts maintained in Peoples Federal do not permit investment in common stock. Peoples Federal has made arrangements to facilitate the transfer of IRA accounts at Peoples Federal, without interest penalties for early withdrawal, to another party where funds can be invested in the common stock. Please contact the Stock Information Center at (812) _______- if you would like further information on transferring your existing Peoples Federal IRA account.

Q.       IS THERE A MINIMUM NUMBER OF SHARES THAT CAN BE PURCHASED?
A. Yes. The minimum number of shares of common stock any person may purchase in the offering is 25 ($250).

Q.       WILL DIVIDENDS BE PAID ON THE COMMON STOCK?
A. The declaration and payment of dividends by the Company will be subject to the discretion of the Board of Directors of the Company, to the earnings and financial condition of the Company and to general economic conditions. If the earnings and financial condition of the Company and general economic conditions justify the declaration of dividends, the Board of Directors of the Company anticipates paying in the first year after consummation of the Conversion an annual dividend on the common stock approximately equal to 2% of the purchase price paid for the common stock in the Conversion, or $.20 per share. No assurance can be given, however, that the Company will in fact declare such dividend or that such dividend, if paid, will continue in the future. The ability to pay dividends is subject to various restrictions that are fully disclosed in the Prospectus.

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Q.       WHY IS A CHARITABLE FOUNDATION BEING EASTABLISED?
A. If the Members approve the PFS Community Foundation, it will be established and funded with 2% of the shares of common stock sold in the Conversion. The Foundation will be a not-for-profit organization dedicated to charitable purposes within the communities served by Peoples Federal.

Q.       WILL THERE BE A MARKET FOR THE COMMON STOCK?
A. The Company has never issued common stock and accordingly, there is presently no market for the common stock. The Company has applied for and received preliminary approval to have its common stock listed for quotation on the Nasdaq National Market under the symbol "____" upon the completion of the Conversion. Even if the Nasdaq listing is obtained, there can be no assurance that an active or liquid market will develop for the common stock or that a shareholder will be able to resell the common stock at or above the $10.00 purchase price in the offering. There can be no assurance that the Company will qualify to have the common stock listed on Nasdaq and, if so listed, will be able to maintain such listing.

Q.       ARE SUBSCRIPTION RIGHTS TRANSFERABLE?
A. No. Subscription rights granted to Peoples Federal's depositors in the Conversion are not transferable. Any transfer or attempted transfer of subscription rights may result in the forfeiture of such rights.

Q. IF I SUBSCRIBE FOR STOCK AND LATER CHANGE MY MIND, WILL I BE ABLE TO GET A REFUND?
A. No. After receipt by Peoples Federal, subscriptions may not be modified, withdrawn or canceled, except in the event that the offering is not completed by ___, 2001, or the number of shares to be sold exceeds ________. In such event, subscribers will be entitled to increase, decrease or cancel their subscriptions.

Q.       MAY I OBTAIN A LOAN FROM PEOPLES FEDERAL TO PAY FOR MY STOCK?
A. No. Federal regulations prohibit Peoples Federal from making loans for this purpose, but other financial institutions could make such a loan.

Q.       ARE DIRECTORS AND OFFICERS OF PEOPLES FEDERAL PLANNING TO PURCHASE
         STOCK?
A. Yes. Peoples Federal's executive officers, Board of Directors and their associates currently intend to purchase, in the aggregate, $___,000 of common stock, or approximately ___% of the offering (assuming the issuance of 1,150,000 shares at $10.00 per share at the midpoint of the offering range).

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                               ABOUT VOTING "FOR"
                             THE PLAN OF CONVERSION



Q. WHO IS ELIGIBLE TO VOTE AT THE SPECIAL MEETING OF MEMBERS TO BE HELD TO CONSIDER THE PLAN OF CONVERSION ?
A. At the Special Meeting of Members to be held on ______, 2001, depositors and borrowers as of the close of business on _______, 2001 who continue to be depositors and borrowers on the date of the special meeting or any adjournment will be entitled to vote at the special meeting ("Voting Members"). Voting Members should have received a proxy statement and proxy card with which to vote.

Q.       ARE QUALIFYING DEPOSITORS OF PEOPLES FEDERAL REQUIRED TO VOTE?
A. No. Failure to return the proxy card, however, will have the same effect as a vote "Against" the Plan of Conversion.

Q. HOW WILL VOTING AT THE SPECIAL MEETING AFFECT MY ABILITY TO PURCHASE STOCK DURING THE SUBSCRIPTION OFFERING?
A. All eligible subscription rights holders may purchase common stock in the Subscription Offering regardless of how they vote on the Plan of Conversion.

Q.       WHAT IS A PROXY?
A. A proxy gives you the ability to vote without attending the Special Meeting in person. You may attend the Special Meeting and vote, even if you have returned a proxy card, if you choose to do so. However, if you are unable to attend, you are still represented by proxy.

Q. WHAT ARE THE APPROVALS THAT MUST BE OBTAINED BEFORE THE CONVERSION BECOMES EFFECTIVE?
A. The completion of the Conversion is subject to numerous conditions, including, but not limited to, the receipt of various corporate and regulatory approvals and approval of the Plan of Conversion by the members of Peoples Federal at the Special Meeting.

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                      -------------------------------------

                          [PEOPLES FEDERAL SAVINGS BANK


                                      LOGO]


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          FOR FURTHER INFORMATION OR TO OBTAIN A COPY OF THE PROSPECTUS
          AND ORDER FORM, PLEASE CALL THE STOCK INFORMATION CENTER AT
                  1-___-___-____ OR SEND A WRITTEN REQUEST TO:







                            STOCK INFORMATION CENTER
                        C/O PEOPLES FEDERAL SAVINGS BANK
                           SECOND & BRIDGEWAY STREETS
                              AURORA, INDIANA 47001








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THIS BROCHURE IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO
BUY COMMON STOCK OF PFS BANCORP, INC. SUCH OFFERING IS MADE ONLY BY THE PROSPECTUS. A PROSPECTUS CAN BE OBTAINED BY CALLING THE STOCK INFORMATION CENTER.
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             "TO BE PUT ON PEOPLES FEDERAL SAVINGS BANK LETTERHEAD"



Date


Dear Valued Customer:

I am pleased to announce that Peoples Federal Savings Bank ("Peoples Federal") is converting from a federal mutual savings bank to a federal stock savings bank (the "Conversion"). In connection with the Conversion, Peoples Federal has formed PFS Bancorp, Inc. ("PFS"), an Indiana corporation that will serve as the holding company and own all of the stock of Peoples Federal.

The Conversion and the formation of the holding company provide Peoples Federal the ability to utilize the ownership structure used by many commercial banks and a growing number of savings institutions. The Conversion will enable certain of our depositors and borrowers to become shareholders of PFS. The issuance of stock will also provide Peoples Federal additional capital to support future growth. Peoples Federal has also proposed to establish the PFS Community Foundation dedicated to the promotion of charitable purposes within the communities that Peoples Federal serves.

To accomplish the Conversion, we need your participation in an important member vote. Enclosed are proxy materials that provide details about the Plan of Conversion and your voting rights. Enclosed, as part of the proxy materials, is your proxy card(s). If you and/or members of your family have multiple accounts with Peoples Federal, you may receive more than one proxy mailing. Please vote all proxy cards received and return them today in the enclosed postage paid envelope. We are asking you to vote FOR the Plan of Conversion and the establishment of the PFS Community Foundation. Your vote FOR the Plan will not require you to buy any common shares. IT IS IMPORTANT THAT THE PROXY CARD(S) BE RETURNED TO ASSURE THAT THE REQUIRED VOTES NECESSARY TO COMPLETE THE CONVERSION ARE OBTAINED.

Also enclosed are materials describing the offering of common shares of PFS. Please review these materials carefully. Members of Peoples Federal have a right, but no obligation, to buy common shares before they are offered to the public. If you choose to order common shares through the Subscription Offering, please complete the enclosed order form and submit the order form, together with payment for the amount of common shares you wish to purchase so that it is received by Peoples Federal no later than 12:00 noon, Eastern Daylight Time, on _______, 2001. You will not be charged a commission or fee on the purchase of stock during the stock offering.

If you have any questions regarding the Conversion or the offering of common shares, please call our Stock Information Center at (___) ___-____, Monday through Friday, 9:00 a.m. to 4:30 p.m.


Sincerely yours,

Peoples Federal Savings Bank


Mel E. Green
President



THIS LETTER IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. THE OFFER IS MADE ONLY BY THE PROSPECTUS. THE SHARES OFFERED IN CONNECTION WITH THE CONVERSION ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

             "TO BE PUT ON PEOPLES FEDERAL SAVINGS BANK LETTERHEAD"


Date


Dear  Friend:

I am pleased to announce that Peoples Federal Savings Bank ("Peoples Federal") is converting from a federal mutual savings bank to a federal stock savings bank (the "Conversion"). In connection with the Conversion, Peoples Federal has formed PFS Bancorp, Inc. ("PFS"), an Indiana corporation that will serve as the holding company and own all of the stock of Peoples Federal.

The Conversion and the formation of the holding company provide Peoples Federal the ability to utilize the ownership structure used by many commercial banks and a growing number of savings institutions. The Conversion will enable certain of our depositors and borrowers to become shareholders of PFS. The issuance of stock will also provide Peoples Federal additional capital to support future growth.

Enclosed are materials describing the offering of common shares of PFS. Please review these materials carefully. As a depositor of Peoples Federal as of December 31, 1999 or June 30, 2001 you have a right, but no obligation, to buy common shares before they are offered to the public. If you choose to order common shares through the Subscription Offering, please complete the enclosed order form and submit the order form, together with full payment for the amount of common shares you wish to purchase so that it is received by Peoples Federal no later than 12:00 p.m., local time, on ________, 2001. You will not be charged a commission or fee on the purchase of stock during the stock offering.

If you have any questions regarding the conversion or the offering of common shares, please call our Stock Information Center at (812) ___-____, Monday through Friday, 9:00 a.m. to 4:30 p.m.



Sincerely yours,

Peoples Federal Savings Bank


Mel E. Green
President



THIS LETTER IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. THE OFFER IS MADE ONLY BY THE PROSPECTUS. THE SHARES OFFERED IN CONNECTION WITH THE CONVERSION ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

             "TO BE PUT ON PEOPLES FEDERAL SAVINGS BANK LETTERHEAD"


Date


Dear Voting Customer:

I am pleased to announce that Peoples Federal Savings Bank ("Peoples Federal") is converting from a federal mutual savings bank to a federal stock savings bank (the "Conversion"). In connection with the Conversion, Peoples Federal has formed PFS Bancorp, Inc. ("PFS"), an Indiana corporation that will serve as the holding company and own all of the stock of Peoples Federal.

The Conversion and the formation of the holding company provide Peoples Federal the ability to utilize the ownership structure used by many commercial banks and a growing number of savings institutions. The Conversion will also provide Peoples Federal additional capital to support future growth. Peoples Federal has also proposed to establish the PFS Community Foundation dedicated to the promotion of charitable purposes within the communities that Peoples Federal serves.

To accomplish the Conversion, we need your participation in an important member vote. Enclosed are proxy materials that provide details about the Plan of Conversion and your voting rights. Enclosed, as part of the proxy materials, is your proxy card(s). If you and/or members of your family have multiple accounts with Peoples Federal, you may receive more than one proxy mailing. Please vote all proxy cards received and return them today in the enclosed postage paid envelope. We are asking you to vote FOR the Plan of Conversion and the establishment of the PFS Community Foundation. IT IS IMPORTANT THAT THE PROXY CARD(S) BE RETURNED TO ASSURE THAT THE REQUIRED VOTES NECESSARY TO COMPLETE THE CONVERSION ARE OBTAINED.

Unfortunately, PFS is unable either to offer or to sell common shares to you. The small number of eligible subscribers in your state makes registration or qualification of the stock under the securities laws of your state impractical, for reasons of cost or otherwise. Accordingly, this letter and accompanying documents should not be considered an offer to sell nor a solicitation of an offer to buy the common stock.

If you have any questions regarding the conversion or the offering of common shares, please call our Conversion Information Center at (812) ___-____, Monday through Friday, 9:00 a.m. to 4:30 p.m.


Sincerely yours,

Peoples Federal Savings Bank



Mel E. Green
President




THIS LETTER IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. THE OFFER IS MADE ONLY BY THE PROSPECTUS. THE SHARES OFFERED IN CONNECTION WITH THE CONVERSION ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

             "TO BE PUT ON PEOPLES FEDERAL SAVINGS BANK LETTERHEAD"


Date


Dear Prospective Investor:

I am pleased to announce that Peoples Federal Savings Bank ("Peoples Federal") is converting from a federal mutual savings bank to a federal stock savings bank (the "Conversion"). In connection with the Conversion, Peoples Federal has formed PFS Bancorp, Inc. ("PFS"), an Indiana corporation that will serve as the holding company and own all of the stock of Peoples Federal.

The Conversion and the formation of the holding company provide Peoples Federal the ability to utilize the ownership structure used by many commercial banks and a growing number of savings institutions. The Conversion will enable certain of our depositors and borrowers the opportunity to become shareholders of PFS. The issuance of stock will also provide Peoples Federal additional capital to support future growth.

Enclosed are materials describing the offering of common shares of PFS. Please review these materials carefully. We invite our loyal customers and friends to become shareholders in PFS. If you choose to order common shares, please complete the enclosed order form and submit the order form, together with full payment for the amount of common shares you wish to purchase so that it is received by Peoples Federal no later than 12:00 noon., Eastern Daylight Time, on ________, 2001. You will not be charged a commission or fee on the purchase of stock during the stock offering.

We are pleased to offer you this opportunity to become a shareholder of PFS.

If you have any questions regarding the conversion or the offering of common shares, please call our Stock Information Center at (812) ___-____, Monday through Friday, 9:00 a.m. to 4:30 p.m.



Sincerely yours,

Peoples Federal Savings Bank


Mel E. Green
President




THIS LETTER IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. THE OFFER IS MADE ONLY BY THE PROSPECTUS. THE SHARES OFFERED IN CONNECTION WITH THE CONVERSION ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                        PRESTIGE FINANCIAL CENTER, INC.
                               MEMBERS NASD, SIPC





To Depositors and Friends of
Peoples Federal Savings Bank


At the request of PFS Bancorp, Inc. ("PFS") we are enclosing certain materials regarding the offer and sale of PFS's Common Shares in connection with its acquisition of all of the capital stock to be issued by People Federal Savings Bank ("Peoples Federal") upon the conversion of Peoples Federal from a mutual savings bank to a stock savings bank. These materials include a Prospectus, a Question and Answer Brochure and a Stock Order Form. PFS has asked us to forward these materials to you in view of certain requirements of the securities laws of your state. We urge you to study these materials carefully.

The Subscription and Community Offering will terminate at 12:00 noon, Eastern Daylight Time on _________, 2001, unless extended. If you have any questions, you may contact us at the Stock Information Center at (___) ___-____, Monday through Friday, 9:00 a.m. to 4:30 p.m. We will be pleased to answer any questions that you may have.

Sincerely,



Prestige Financial Center, Inc.


Stephen Clinton
Principal

Enclosures






                      NORTH SHORE TOWERS FINANCIAL CENTER
              271-603 GRAND CENTRAL PARKWAY, FLORAL PARK, NY 11005
                                 (718) 229-4500